Exhibit 99.1

CONTACT:	John Hyre, Investor Relations
Commercial Vehicle Group, Inc.
(614) 289-5157

FOR IMMEDIATE RELEASE

COMMERCIAL VEHICLE GROUP ANNOUNCES

SECOND QUARTER 2013 RESULTS

NEW ALBANY, OHIO, July 22, 2013 – Commercial Vehicle Group, Inc. (Nasdaq: CVGI) today reported revenues of $198.9 million for the second quarter of 2013, a decline of $43.8 million, or 18.1%, compared to $242.7 million for the second quarter of 2012. Operating income for the second quarter was $2.1 million compared to $19.0 million for the prior-year period. Net loss was $1.7 million for the second quarter, or ($0.06) per diluted share, compared to net income of $13.2 million, or $0.46 per diluted share in the prior-year quarter. Diluted shares outstanding were 28.5 million for the quarter compared to 28.4 million for the prior-year period. Included in the second quarter of 2013 results is approximately $2.5 million of Selling, General & Administrative expense related to the change in the Company’s executive leadership and approximately $1.1 million expense related to foreign exchange fluctuations and mark to market of forward foreign exchange contracts.

“Our end markets remain challenging, as evidenced by the 18.1% decline in revenues from the prior-year period, most notably in our global construction and military end markets. Despite this challenge, we continue to focus on flexing our costs in line with the decline in our end markets,” stated Rich Lavin, President and CEO of Commercial Vehicle Group. “As we move forward, we will evaluate our global manufacturing footprint and assess our cost structure to ensure we are well positioned to respond to changing conditions in the industries we serve. Additionally, in order to be able to continue to meet the expectations of our customers, we will be sharply focused on developing leading products and driving organic growth. We are optimistic about the global industries we serve, and the CVG team is committed to continuing to drive growth by providing outstanding products and services to our customers. We have significant opportunities to enhance our overall position in each of these areas – global footprint, cost structure, organic growth and product development – and I look forward to focusing on these opportunities throughout 2013 and into 2014,” added Mr. Lavin.

The Company did not have any outstanding borrowings under its asset-based revolver at June 30, 2013 and, as a result, was not subject to any financial maintenance covenants. In addition, the Company had approximately $64.9 million of cash on its balance sheet at June 30, 2013 with an additional $37.2 million of availability under its asset-based revolver for total liquidity of approximately $102.1 million. The Company does not expect to trigger the requirement to comply with financial maintenance covenants in 2013.

“Excluding approximately $3.6 million of expense related to the change in our leadership and foreign exchange impacts during this past quarter, our operating income improved approximately $6.0 million on increased revenues of $21.1 million, or 28%, from the first quarter of this year. We are pleased with this sequential improvement as we continue to focus on flexing our cost structure to achieve our targeted contribution levels and we look forward to continuing this focus as we move forward,” stated Chad M. Utrup, Chief Financial Officer for Commercial Vehicle Group.

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A conference call to discuss the contents of this press release is scheduled for Tuesday, July 23, 2013, at 10:00 a.m. ET. To participate, dial (888) 679-8018 using access code 62421170. You can pre-register for the conference call and receive your pin number at:

https://www.theconferencingservice.com/prereg/key.process?key=PAQU39AVQ

This call is being webcast by Thomson/CCBN and can be accessed at Commercial Vehicle Group’s Web site at www.cvgrp.com.

A replay of the conference call will be available for a period of two weeks following the call. To access the replay, dial (888) 286-8010 using access code 54375301.

About Commercial Vehicle Group, Inc.

Commercial Vehicle Group, Inc. is a leading supplier of a full range of cab related products and systems for the global commercial vehicle market, including the heavy-duty (Class 8) truck market, the construction, military, bus and agriculture markets and the specialty transportation markets. Our products include static and suspension seat systems, electronic wire harness assemblies, controls and switches, cab structures and components, interior trim systems (including instrument panels, door panels, headliners, cabinetry and floor systems), mirrors and wiper systems specifically designed for applications in commercial vehicles. The Company is headquartered in New Albany, OH with operations throughout North America, Europe, Asia and Australia. Information about the Company and its products is available on the internet at www.cvgrp.com.

Forward-Looking Statements

This press release contains forward-looking statements that are subject to risks and uncertainties. These statements often include words such as “believe,” “expect,” “anticipate,” “intend,” “plan,” “estimate,” or similar expressions. In particular, this press release may contain forward-looking statements about Company expectations for future periods with respect to flexing our cost structure, manufacturing footprint, product development, organic growth, margin opportunities and the Company’s financial position or other financial information. These statements are based on certain assumptions that the Company has made in light of its experience in the industry as well as its perspective on historical trends, current conditions, expected future developments and other factors it believes are appropriate under the circumstances. Actual results may differ materially from the anticipated results because of certain risks and uncertainties, including but not limited to: (i) general economic or business conditions affecting the markets in which the Company serves; (ii) the Company’s ability to develop or successfully introduce new products; (iii) risks associated with conducting business in foreign countries and currencies; (iv) increased competition in the heavy-duty truck market; (v) the Company’s failure to complete or successfully integrate strategic acquisitions; (vi) the impact of changes in governmental regulations on the Company’s customers or on its business; (vii) the loss of business from a major customer or the discontinuation of particular commercial vehicle platforms; (viii) the Company’s ability to obtain future financing due to changes in the lending markets or its financial position; (ix) the Company’s ability to comply with the financial covenants in its revolving credit facility; and (x) various other risks as outlined under the heading “Risk Factors” in the Company’s Annual Report on Form 10-K for fiscal year ending December 31, 2012. There can be no assurance that statements made in this press release relating to future events will be achieved. The Company undertakes no obligation to update or revise forward-looking statements to reflect changed assumptions, the occurrence of unanticipated events or changes to future operating results over time. All subsequent written and oral forward-looking statements attributable to the Company or persons acting on behalf of the Company are expressly qualified in their entirety by such cautionary statements.

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COMMERCIAL VEHICLE GROUP, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(Amounts in thousands, except per share amounts)

	Three Months Ended June 30,		Six Months Ended June 30,
	2013	2012	2013	2012
	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)
	(In thousands, except per share amounts)		(In thousands, except per share amounts)
Revenues	$198,909	$242,745	$376,731	$479,735
Cost of Revenues	176,035	205,289	335,772	405,501

Gross Profit	22,874	37,456	40,959	74,234
Selling, General and Administrative Expenses	20,339	18,361	38,288	36,544
Amortization Expense	404	92	813	184

Operating Income	2,131	19,003	1,858	37,506
Interest and Other Expense	5,235	5,205	10,589	10,512

(Loss) Income Before (Benefit) Provision for Income Taxes	(3,104)	13,798	(8,731)	26,994
(Benefit) Provision for Income Taxes	(1,441)	645	(2,452)	1,849

Net (Loss) Income	(1,663)	13,153	(6,279)	25,145
Less: Non-controlling interest in subsidiary’s loss	(1)	(2)	(3)	(15)

Net (Loss) Income Attributable to CVG Stockholders	$(1,662)	$13,155	$(6,276)	$25,160

(Loss) Earnings per Common Share:
Basic	$(0.06)	$0.47	$(0.22)	$0.89

Diluted	$(0.06)	$0.46	$(0.22)	$0.89

Weighted Average Shares Outstanding:
Basic	28,491	28,171	28,477	28,171

Diluted	28,491	28,396	28,477	28,384

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COMMERCIAL VEHICLE GROUP, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

(Amounts in thousands, except share and per share amounts)

	June 30,	December 31,
	2013	2012
	(Unaudited)	(Unaudited)
	(In thousands, except share and per share amounts)
Assets
Current Assets:
Cash	$64,871	$68,369
Accounts receivable, net of reserve for doubtful accounts of $2,878 and $3,393, respectively	137,223	114,573
Inventories	79,631	88,481
Deferred income taxes	8,325	8,381
Other current assets	6,767	6,446

Total current assets	296,817	286,250

Property, plant and equipment, net of accumulated depreciation of $117,728 and $117,359, respectively	83,213	83,304
Goodwill	8,446	8,986
Intangible assets, net	21,427	23,001
Deferred income taxes	27,405	23,615
Other assets, net	14,057	14,509

Total assets	$451,365	$439,665

Liabilities and Stockholders’ Equity
Current Liabilities:
Accounts payable	$77,588	$58,063
Accrued liabilities	32,444	32,869

Total current liabilities	110,032	90,932

Long-term debt	250,000	250,000
Pension and other post-retirement benefits	27,732	28,273
Other long-term liabilities	4,375	4,152

Total liabilities	392,139	373,357

Stockholders’ Equity:
Preferred stock, $0.01 par value; 5,000,000 shares authorized, no shares issued and outstanding; common stock, $0.01 par value per share; 60,000,000 shares authorized; 28,537,486 and 28,463,479 shares issued and outstanding, respectively	291	290
Treasury stock purchased from employees; 590,154 shares, respectively	(5,264)	(5,264)
Additional paid-in capital	226,135	223,822
Retained loss	(130,953)	(124,677)
Accumulated other comprehensive loss	(30,998)	(27,885)

Total CVG stockholders’ equity	59,211	66,286
Non-controlling interest	15	22

Total stockholders’ equity	59,226	66,308

Total liabilities and stockholders’ equity	$451,365	$439,665

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